Exhibit 10.33

SPECIAL DEVICES, INCORPORATED

DEFERRED BONUS/COMPENSATION PLAN

(Effective, November 3, 2003)

SPECIAL DEVICES, INCORPORATED

DEFERRED BONUS/COMPENSATION PLAN

(Effective, November 3, 2003)

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS
ARTICLE II	PARTICIPATION
2.1	Effective Date of Participation
2.2	Cessation of Participation
ARTICLE III	ACCRUAL OF CREDITS
3.1	Incentive Elective Bonus Credits
3.2	Incentive Non-Elective Bonus Credit
3.3	Cessation of Credits
3.4	Maintenance of Accounts.
3.5	Valuation of Accounts
3.6	Investment Obligation of the Company
ARTICLE IV	PLAN BENEFITS
4.1	Change in Control Distributions.
4.2	Claims Procedure for Benefits.
4.3	Payments to Minors, Etc
4.4	Satisfaction of Liability
4.5	Nonassignability
4.6	Tax Withholding
4.7	Benefit Offset
ARTICLE V	BENEFICIARY DESIGNATION
5.1	Beneficiary Designation
ARTICLE VI	OPERATION AND ADMINISTRATION OF THE PLAN
6.1	Authority and Responsibility
6.2	Records and Reports.
6.3	Required Information
6.4	Payment of Expenses of Plan

ARTICLE VII	AMENDMENT AND TERMINATION
7.1	Amendment
7.2	Termination
ARTICLE VIII	GENERAL PROVISIONS
8.1	Limitation of Rights
8.2	No Right to Shareholder Rights
8.3	Construction of Plan
8.4	Severability
8.5	Heirs, Assigns and Personal Representatives
8.6	Lost Payees
8.7	Reliance on Data and Consents
8.8	Titles and Headings
8.9	Gender and Number
8.10	Notices
8.11	Waiver of Notice
8.12	Effect on Other Employee Benefit Plans

SPECIAL DEVICES, INCORPORATED

DEFERRED BONUS/COMPENSATION PLAN

(Effective, November 3, 2003)

WITNESSETH:

WHEREAS, Special Devices, Incorporated (“Company”) has determined that with respect to a fiscal year of the Company, that it may adopt an incentive bonus plan, through which the Company may reward the performance of its eligible employees upon the attainment by the Company of certain articulated goals by crediting a portion of a bonus to a non-elective subaccount established for an eligible employee under, and subject to the terms of, a deferred bonus plan, and paying the balance to the eligible employee in cash;

WHEREAS, the Company has adopted concurrently herewith such an incentive bonus plan with respect to its 2003 fiscal year named the Special Devices, Incorporated Fiscal Year 2003 Incentive Compensation Plan (“Incentive Plan”);

WHEREAS, the Company desires to establish a deferred bonus plan to set forth the terms and conditions that will apply to a non-elective subaccount and to permit an eligible employee to defer a portion of a cash bonus awarded for services rendered after the date of his/her deferral election to an elective subaccount established under this Plan;

WHEREAS, the Company intends that the deferred bonus plan be a non-qualified unfunded deferred compensation for federal tax and other applicable tax law purposes and a bonus program as described in Department of Labor Regulation 29 C.F.R. Section 2510.3-2(c) that is not a plan subject to the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, the bonus credited to a non-elective subaccount and any bonus deferred to an elective subaccount by an eligible employee will be deemed to have been invested in the common stock of the Company, and the value of an eligible employee’s account will be determined by reference to the value of the common stock of the Company; and

WHEREAS, through the Incentive Plan (and subsequently adopted similar plans that make reference to this Plan) and this Plan, the Company desires to establish a program that will motivate eligible employees, insure continuity of management, provide a competitive compensation package, and align the interests of an eligible employee more directly with the interests of the shareholders of the Company to improve the business performance of the Company.

NOW, THEREFORE, effective as of November 3, 2003, the Company hereby adopts this Special Devices, Incorporated Deferred Bonus/Compensation Plan.

ARTICLE I

DEFINITIONS

For purposes of this Plan, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context.

1.1                                 “Account” shall mean the account established on the books of the Company for a Participant to reflect the number of deemed shares of Common Stock that have been deemed to have been purchased with his/her Incentive Non-Elective Bonus Credits and Incentive Elective Bonus Credits which shall be allocated, respectfully, to the following subaccounts:  (a) Non-Elective Subaccount and (b) Elective Subaccount.  Notwithstanding that a Participant’s interest in this Plan is described by reference to deemed shares of Common Stock, the obligation of the Company under this Plan is expressly limited to the payment of the applicable value of such deemed shares at such time as set forth in this Plan.

1.2                                 “Appropriate Form” shall mean the form provided or the method prescribed by the Plan Administrator for the particular purpose.

1.3                                 “Beneficiary” shall mean the individual or entity designated by a Participant in writing to be the recipient of the benefits payable under this Plan in the event of the death of the Participant.  As to a Participant who dies and who has not designated a Beneficiary (or who is not survived by any such designated Beneficiary), Beneficiary shall mean the following classes of takers, each class to take to the exclusion of all subsequent classes, with all members of that class to share equally:  (a) the Participant’s surviving spouse; (b) the Participant’s lineal descendants (including adopted persons, but not including step-children that have not been adopted) per stirpes; (c) the Participant’s surviving parents; and (d) the Participant’s estate.

1.4                                 “Board” shall mean the board of directors of the Company.

1.5                                 “Change in Control” shall mean the happening of any of the following:

(a)                                  any person who is not a stockholder of the Company or of any Parent on the date of adoption of this Plan (or group of such persons acting in concert) acquires, during any period of twelve consecutive calendar months, stock of the Company or of a Parent representing a majority of the voting power of all stock of the Company or any Parent having the right to vote for the election of directors;

(b)                                 the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a Recapitalization of the Company;  or

(c)                                  the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or any transaction having a similar effect.

As used herein, “Parent” means, any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  As used herein, “Recapitalization” means any reorganization, merger or other subdivision, consolidation, recapitalization, reclassification, stock split, combination of shares, issuance of warrants, stock dividend or similar event with respect to or affecting the common stock of the Company.

1.6                                 “Change in Control Date” shall mean the earliest date on which the acquisition described in Section 1.5, clause (a) occurs, the merger or consolidation described in Section 1.5, clause (b) occurs, or the date on which the transaction is consummated as contemplated by the approval of the plan of complete liquidation or sales agreement described in Section 1.5, clause (c), occurs, as determined by the Board, in its sole discretion.

1.7                                 “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

1.8                                 “Common Stock” shall mean the common stock of Special Devices, Incorporated, par value one cent ($.01) per share.

1.9                                 “Company” shall mean Special Devices, Incorporated, a Delaware corporation.

1.10                           “Effective Date” shall mean November 3, 2003.

1.11                           “Eligible Employee” shall mean an Employee who has a Level II through VI classification under the Special Devices, Incorporated Fiscal Year 2003 Incentive Plan or so designated under any other Incentive Plan.

1.12                           “Employee” shall mean an individual who is employed by the Company.

1.13                           “Fair Market Value” shall mean the fair market value of a share of Common Stock determined by the Board as follows:

(a)                                  If the Common Stock is traded on any recognized stock exchange or exchanges, such fair market value as of the date of reference shall be deemed to be the highest closing price of the Common Stock on such stock exchange or exchanges on such date, or if no sale of the Common Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock;

(b)                                 During such time as the Common Stock is not listed on an established exchange, but is actively traded on the over-the-counter market, the fair market value per share shall be the mean between dealer “bid” and “ask” prices of the Common Stock in the over-the-counter market on the date of reference as reported by the National Association of Securities Dealers, Inc; and

(c)                                  During such time as the Common Stock is neither listed on any recognized exchange nor actively traded over-the-counter, the fair market value per share as of the date of reference shall be determined in good faith by the Board.  In making such determination, the Board may (but shall not be required to) rely on valuations performed by the controlling shareholder in connection with the shareholder’s annual financial statement reporting requirements.

1.14                           “Good Cause” shall be deemed to exist, as determined by the Company in its sole discretion, if, and only if: (a) the Participant engages in an act or omission constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (b) the Participant is convicted of a criminal violation involving fraud or dishonesty; or (c) the Participant materially breaches any agreement, applicable contract of employment with, or applicable policy of the Company (other than by engaging in acts or omissions enumerated in clause (a) or (b) above), or materially fails to satisfy the conditions and requirements of his/her employment with the Company and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than thirty (30) days following receipt by the Participant of written notice from the Company specifying the nature of the breach or failure and demanding the cure thereof.  For purposes of this clause (c), inattention by the Participant to his/her duties shall be deemed a breach or failure capable of cure.

1.15                           “Incentive Elective Bonus” shall mean that portion of the bonus declared by the Company from time to time pursuant to the terms of the Incentive Plan that is payable to a Participant in cash.

1.16                           “Incentive Elective Bonus Credit” shall mean a credit of a dollar amount representing the amount of the Incentive Elective Bonus of reference that a Participant has elected to defer under this Plan.

1.17                           “Incentive Non-Elective Bonus” shall mean that portion of the bonus declared by the Company from time to time pursuant to the terms of the Incentive Plan that is intended to be credited as an Incentive Non-Elective Bonus Credit.

1.18                           “Incentive Non-Elective Bonus Credit” shall mean a credit of a dollar amount representing the amount of the Incentive Non-Elective Bonus of reference that has been awarded to a Participant.

1.19                           “Incentive Plan” shall mean the Special Devices, Incorporated Fiscal Year 2003 Incentive Compensation Plan and any similar plan that the Company adopts that is intended to be an incentive bonus plan that coordinates with this Plan.

1.20                           “Participant” shall mean any individual who is an Eligible Employee and a participant in the Incentive Plan.   Notwithstanding that an individual ceases to be an Eligible Class Employee, he/she shall continue to be a Participant in this Plan until he/she ceases to have a vested balance in his/her Account.

1.21                           “Plan” shall mean the Special Devices, Incorporated Deferred Bonus/Compensation Plan, as set forth herein, and as may be amended from time to time.

1.22                           “Plan Administrator” shall mean the Compensation Committee of the Board, or if designated by the Compensation Committee, the Company or any one or more officers of the Company.

1.23                           “Plan Year” shall mean the fiscal year of the Company for federal income tax purposes.

1.24                           “Valuation Date” shall mean each December 31 next following the Effective Date.

ARTICLE II

PARTICIPATION

2.1                                 Effective Date of Participation.  An Eligible Employee shall become a participant in this Plan on the later of the Effective Date or the effective date of his/her participation in the Incentive Plan.

2.2                                 Cessation of Participation.  An individual shall cease to be a Participant for all purposes under this Plan on the date on which he/she ceases to have a vested balance in his/her Account.

ARTICLE III

ACCRUAL OF CREDITS

3.1                                 Incentive Elective Bonus Credits.  An individual who becomes a Participant in this Plan during a Plan Year may elect to defer all or any portion (in increments of 1%) of the Incentive Elective Bonus, which is otherwise payable to the Participant for services to be performed subsequent to the election, by completing a deferral agreement and filing it with the Plan Administrator within thirty (30) days following his/her entry date into this Plan.  The election shall reduce such Incentive Elective Bonus by the amount designated.  Each election under this Section 3.1 shall be made on an Appropriate Form prescribed by the Plan Administrator.  The deferral percentage shall apply to each Incentive Elective Bonus during the initial Plan Year of participation, and each subsequent Plan Year, until the revocation by the Participant or suspension by the Company of the deferral agreement.  With respect to each such deferred Incentive Elective Bonus that is deferred by a Participant, an Incentive Non-Elective Bonus Credit shall be credited to the Participant’s Elective Subaccount effective as of the December 31 next following the last day of the Plan Year for which the Incentive Elective Bonus is otherwise payable.  A Participant may revoke his/her deferral agreement as of the first day of any Plan Year which follows such revocation by giving written notice to the Plan Administrator before that day (or any such earlier date as the Plan Administrator may prescribe).  The Company may suspend the deferral agreement of a Participant as of the first day of any Plan Year by giving written notice to the Participant before that day.  Subject to the written consent of the Company, a Participant may reinstate a revoked deferral agreement or execute a new deferral agreement but such deferral agreement shall become effective no earlier than the first day of the Plan Year following the execution of such deferral agreement.  The Company may reinstate a deferral agreement that is suspended, but such reinstated deferral agreement shall become effective no earlier than the first day of the Plan Year following the reinstatement of such deferral agreement. The Plan Administrator shall suspend a deferral agreement for the remainder of a Plan Year if a Participant receives a distribution on account of an unforeseeable hardship under this Plan during such Plan Year.  Further, the Plan Administrator may suspend a deferral agreement to the extent required under a Code Section 401(k) plan in which the Participant is a participant.

3.2                                 Incentive Non-Elective Bonus Credit.  In the event that the Company elects to award an Incentive Non-Elective Bonus with respect to a Participant during a Plan Year, the Plan Administrator shall credit the Non-Elective Subaccount of that Participant with an Incentive Non-Elective Bonus Credit effective as of the December 31 next following the last day of the Plan Year for which that Incentive Non-Elective Bonus is awarded.

3.3                                 Cessation of Credits.  Notwithstanding anything contained in this Plan to the contrary, no Incentive Elective Bonus Credit or Incentive Non-Elective Bonus Credit shall be made under this Plan on or after the date this Plan is terminated or on or after a Change in Control Date.

3.4                                 Maintenance of Accounts.

(a)                                  The Plan Administrator shall establish and maintain an Account (and Subaccounts) with respect to each Participant.  The dollar amount of an Incentive Elective Bonus Credit shall be deemed to have been applied to purchase shares (including fractional shares) of Common Stock based on the Fair Market Value of a share of Common Stock on the December 31 as of which it is credited.  The dollar amount of an Incentive Non-Elective Bonus Credit shall be deemed to have been applied to purchase shares (including fractional shares) of Common Stock based on the Fair Market Value of a share of Common Stock on the December 31 as of which it is credited.  The Plan Administrator shall record in each Account the number of shares of Common Stock deemed purchased for that Account.  In the event any stock dividend, stock split, combination of shares or any other change in the number of shares of Common Stock, the Plan Administrator shall make adjustments, determined by the Plan Administrator in its sole discretion to be appropriate, as to the number of deemed shares of Common Stock allocated to an Account.  The number of deemed shares of Common Stock allocated to an Account shall be adjusted to reflect payments and forfeitures as provided under this Plan.  Except as provided in subparagraph (b) below, a Participant shall have a nonforfeitable (fully vested) interest in his/her Account which shall not be affected by reason of the termination of employment of the Participant.

(b)                                 Notwithstanding anything contained in this Plan to the contrary, including but not limited to a determination that a Participant is entitled to benefits under this Plan, the Account (including the deemed shares of Common Stock allocated thereto) of a Participant shall be forfeited in the event that the employment of the Participant with the Company or any of its subsidiaries or affiliates is (i) terminated by the Company or any of its subsidiaries or affiliates by reason of Good Cause; (ii) terminated for reasons other than Good Cause, but it is later determined by the Company that the employment of the Participant could have been terminated by reason of Good Cause, or (iii) terminated by the Participant and the Company determines that the employment of the Participant could have been terminated by his/her employer by reason of Good Cause.

3.5                                 Valuation of Accounts.  Each share of deemed Common Stock allocated to an Account shall be valued at the time and in the manner as follows: (a) as of each Valuation Date, by reference to the Fair Market Value of a share of Common Stock as of such date and (b) as of the Change in Control Date, by reference to the Fair Market Value of a share of Common Stock as of such date, less an amount equal to (i) the transaction costs related to the Change in Control divided by (ii) the total number of deemed shares of Common Stock allocated to Accounts under this Plan plus the total number of shares of Common Stock and Common Stock equivalents outstanding as of the Change in Control Date.

3.6                                 Investment Obligation of the Company.  A benefit is payable by the Company in cash from its general assets when it becomes due without regard to any actual investments the Company may make to meet its obligations under this Plan.  The Company shall not be obligated to purchase or maintain any asset, and any reference to investments is solely for the purpose of determining the obligations of the Company. Neither this Plan nor any action taken pursuant to the terms of this Plan shall be considered to create a fiduciary relationship between the Company and any Participant in this Plan or any other persons, or to establish a trust in which the assets are beyond the claims of any unsecured creditor of the Company.  A benefit hereunder shall be paid from assets of the Company which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company.  The obligation of the Company hereunder shall be an unfunded and unsecured promise to pay money in the future. No person shall have nor acquire any legal or equitable right, interest or claim in, or to, any property or assets of the Company. The right of a Participant, or in the event of the death of a Participant, the Beneficiary of the Participant, shall be no greater than any unsecured creditor of the Company.  It is intended that this Plan be unfunded for tax purposes.

ARTICLE IV

PLAN BENEFITS

4.1                                 Change in Control Distributions.

(a)                                  Determination of Benefit.  Except as otherwise provided in this Plan, as of the Change in Control Date, a Participant shall be entitled to one-hundred (100%) percent of the dollar value of the deemed shares of Common Stock allocated to his/her Account as determined under Section 3.5, clause (b) of this Plan.

(b)                                 Benefit Commencement Date.  The Company shall pay the amount determined under Section 4.1(a) in a single sum in cash on or before the expiration of ninety (90) days following the Change in Control Date.  Notwithstanding the foregoing to the contrary, if a Participant dies prior to the date on which the distribution of such amount is completed, the Beneficiary of the Participant shall be entitled to receive such amounts at the time and in the form of distribution as applicable to the Participant had he/she survived.

4.2                                 Claims Procedure for Benefits.

(a)                                  Initial Request for Information/Claim.  Any request for specific information or a claim with respect to a benefit under this Plan must be made to the Plan Administrator in writing by a Participant, or in the event of the death of a Participant, the Beneficiary of the Participant.  The Plan Administrator shall not recognize an oral communication as a formal request or claim for benefits under this Plan.  Written notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application for benefits is filed with the Plan Administrator, unless special circumstances require an extension of time for processing the claim.  If such an extension of time for processing is required, the Plan Administrator shall furnish the claimant written notice of the extension prior to the termination of the initial ninety (90) day period.  In no event shall such an extension exceed a period of ninety (90) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

(b)                                 Appeals of Denied Claims for Benefits.  In the event that any claim for a benefit is denied in whole or in part, or any benefit is forfeited under the provisions of this Plan, the claimant whose claim has been so denied or benefit forfeited, shall be notified of such denial or forfeiture in writing by the Plan Administrator.  The notice advising of the denial or forfeiture shall specify the reason or reasons for denial or forfeiture, make specific reference to pertinent provisions of the Plan, shall describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant or Beneficiary, as applicable, of the procedure for the appeal of such denial or forfeiture.  All appeals shall be made through the following procedure:

(i)                                     The claimant whose claim has been denied or benefits forfeited shall file with the Plan Administrator a notice of desire to appeal the denial or forfeiture. Such notice shall be filed within sixty (60) days of notification by the Plan Administrator of the claim denial or forfeiture, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.  An appeal that is not timely filed shall be barred.

(ii)                                  The Plan Administrator, within thirty (30) days of receipt of the notice of appeal of the claimant, shall establish a hearing date on which the claimant (or his attorney or other authorized representative) may make an oral presentation to the Plan Administrator in support of the appeal of the claimant.  The claimant (or representative) shall have the right to submit written or oral evidence and argument in support of his/her claim at such hearing.  The claimant shall be given not less than ten (10) days’ notice of the date set for the hearing.  At the hearing (or prior thereto upon five (5) business days’ written notice to the Plan

Administrator), the claimant (or representative) shall have an opportunity to review all documents, records, and other information which are pertinent to the claim at issue and to receive copies thereof without charge.

(iii)                               The Plan Administrator shall consider the merits of the written and oral presentations of the claimant, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.  If the claimant elects not to make an oral presentation, such election shall not be deemed adverse to his/her interest, and the Plan Administrator shall proceed as set forth below as though an oral presentation of the contents of the claimant’s written presentation had been made.

(iv)                              The Plan Administrator shall render a determination within sixth (60) days of the receipt of the appeal (unless there has been an extension of no more than sixty (60) days due to special circumstances, provided that the delay and the special circumstances occasioning it are communicated to the claimant in writing within the first sixty (60) day period).  That determination shall be accompanied by a written statement presented in a manner calculated to be understood by the claimant and shall include specific reasons for the determination and specific references to the pertinent provisions of the Plan on which the determination is based.  The determination so rendered shall be binding upon all parties.  The Plan Administrator shall provide such access to, and copies of, documents, records, and other information relevant to the claimant’s claim for benefits.

(c)                                  If, after exhausting the appeals process set forth in Paragraph (b) above, the claimant elects to further appeal the decision of the Plan Administrator, the claimant shall submit his/her appeal to arbitration (hereinafter “Claim”).  Except as provided herein, the Claim shall be submitted to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) then in effect.  By participation in this Plan, each claimant acknowledges and agrees that his/her right to seek relief and remedies in a federal or state court, including, but not limited to a jury trial, shall be waived.  The time limitation for submitting a Claim to arbitration shall be thirty (30) days from the date of the receipt of the final determination of the Plan Administrator.

The arbitration shall be conducted by a single arbitrator chosen by mutual agreement of the claimant and the Plan Administrator, or absent such an agreement, a single arbitrator shall be selected by AAA in accordance with its National Rules for the Resolution of Employment Disputes then in effect.  The arbitrator shall conduct such arbitration in accordance with the procedural and substantive law as would be applicable if such Claim had been brought in a federal district court or state court and heard by a judge sitting without a jury, including, but not limited to, the law applicable to discovery, standards of review, relief, and remedies.  The arbitrator’s fees shall be paid by the unsuccessful party.  The claimant shall be responsible for all filings fees and costs, but in no event in an amount greater than the filing fee that would have been applicable if the appeal had been filed in court.  The claimant and the Company shall be responsible separately for the costs and expenses of their own attorney’s fees and related costs.  The arbitration shall be conducted in a mutually convenient location, and absent agreement, in or within fifty (50) miles of Wilmington, Delaware.  The decision of the arbitrator shall be in writing, final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction in the state of Delaware.

4.3                                 Payments to Minors, Etc.  If a Participant or Beneficiary entitled to receive any benefits hereunder is, in the judgment of the Plan Administrator, legally, physically, or mentally incapable of personally receiving and receipting any distribution, or in the case of a Beneficiary, a minor, the Plan Administrator may make distributions to a legally appointed guardian or to such other person or institution as, in the judgment of the Plan Administrator, is then maintaining or has custody of the payee. Any payments made in accordance with the foregoing provisions shall be a full and complete discharge of any liability for such payments.

4.4                                 Satisfaction of Liability.  After all benefits have been distributed in full to a Participant or in the event of the death of the Participant, to the Beneficiary of the Participant, all liability to such Participant or to the Beneficiary shall terminate. The Plan Administrator may require such Participant or Beneficiary, as a condition to receiving such final payment under this Plan, to execute a receipt and release therefore in such form as shall be determined by the Plan Administrator.  If a receipt and release is required but the Participant or Beneficiary does not provide such receipt and release in a timely manner to permit a distribution in accordance with the general timing of distributions under this Plan, the payment of any affected distribution may be delayed until the Plan Administrator receives a proper receipt and release.

4.5                                 Nonassignability.  No payment, benefit, or right of any Participant or Beneficiary shall be subject to any claim of any creditor of such person and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant or Beneficiary.  No Participant or Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he/she may expect to receive, contingently or otherwise, under this Plan, except the right to designate a Beneficiary or Beneficiaries as appropriate.

4.6                                 Tax Withholding.  The Company may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes which a payee is required by any law or regulation of any governmental authority, whether federal, state, or local, to withhold in connection with any benefits under this Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant or in the event of the death of the Participant, to the Beneficiary of the Participant.  Each payor shall be responsible for the payment of all individual tax liabilities with respect to any such benefits.

4.7                                 Benefit Offset.  The Company may, in its sole discretion, upon notice to the Participant, or in the event of the death of a Participant, the Beneficiary of the Participant, reduce any benefit by any outstanding debt owed by the Participant to the Company or any of its subsidiaries or affiliates, including, but not limited to, any loan to the Participant, advanced vacation pay, salary or expenses.

ARTICLE V

BENEFICIARY DESIGNATION

5.1                                 Beneficiary Designation.  Upon becoming eligible for participation in this Plan, a Participant may designate one or more primary and one or more contingent Beneficiaries to receive any benefit becoming payable under this Plan upon the death of the Participant.  All beneficiary designations shall be in writing in form satisfactory to the Plan Administrator.  A Participant shall be entitled to change a designation of a Beneficiary at any time and from time to time.  A change in a designation of a Beneficiary shall become effective only upon receipt of the designation by the Plan Administrator, but upon such receipt, the change shall relate back to and take effect as of the date the Participant executed the designation (which shall be presumed to be the date appearing on such designation, or if there be none, then the date of the death of the Participant) whether or not the Participant is living at the time of such receipt.  The Plan Administrator and the Company in its capacity as the sponsor of this Plan shall not be liable by reason of any payment of a benefit before receipt of any acceptable form designating or changing the designation of a Beneficiary.  Any change of beneficiary designation filed in proper form with the Plan Administrator shall revoke all prior beneficiary designations.  The Plan Administrator shall, in its sole discretion, determine the acceptability of a beneficiary designation or change in a beneficiary designation.

ARTICLE VI

OPERATION AND ADMINISTRATION OF THE PLAN

6.1                                 Authority and Responsibility.  The Plan Administrator shall have the sole and exclusive discretionary authority to determine eligibility for benefits under this Plan, to interpret and construe the terms of this Plan, and to determine all questions arising in connection with the administration, interpretation, and application of this Plan.  The Plan Administrator shall remedy any ambiguity, inconsistency or omission in its sole and complete discretion. The Plan Administrator’s interpretation, construction or determination, as the case may be, shall be conclusive and binding on all parties.  Such authority shall include, but shall not be limited to, the following:

(a)                                  appointment of qualified accountants, actuaries, consultants, administrators, counsel, appraisers, or other persons it deems necessary or advisable, who shall serve the Plan Administrator as advisors only and shall not exercise any discretionary authority, responsibility or control with respect to the management or administration of this Plan;

(b)                                 adoption of forms and regulations for the efficient administration of this Plan which are consistent with this Plan;

(c)                                  remedy of any inequity resulting from incorrect information received or communicated, or of administrative error;

(d)                                 settlement or compromise of any claims or debts arising from the operation of this Plan and the commencement of any legal action or administrative proceeding; and

(e)                                  enrollment of a Participant in this Plan, distribution and receipt of Plan administration forms and compliance with all applicable governmental reporting and disclosure requirements.

6.2                                 Records and Reports.

(a)                                  The Plan Administrator shall keep a record of its proceedings and acts and shall keep books of account, records and other data necessary for the proper administration of this Plan.

(b)                                 At least annually, the Plan Administrator shall provide each Participant and Beneficiary, if applicable, with a detailed statement of his/her Account, including all transactions affecting the Account during the prior twelve-month period, and reflecting the most recent valuation of such accounts.  The Plan Administrator shall furnish each Participant and Beneficiary, if applicable, with such information as may be required by him/her for tax or other purposes in connection with this Plan.

6.3                                 Required Information.  A Participant or Beneficiary who is entitled to a benefit under this Plan shall furnish such forms, information and data as requested by the Plan Administrator which is necessary or desirable for the proper administration of this Plan.  A failure on the part of any Participant or Beneficiary to comply with such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits until the form, information or data requested is received.  The records and/or determination of the Company as to a period or periods of employment, termination of employment and the reason therefore, leaves of absences, reemployment, and post-employment activity shall be conclusive on all persons.

6.4                                 Payment of Expenses of Plan.  The Company shall pay all of the administrative expenses of this Plan, including but not limited to, all fees and retainers of accountants, counsels, actuaries, consultants, administrators or other specialists.

6.5                                 Delegation of Authority and Responsibility of Plan Administrator.  If serving as the Plan Administrator, the Compensation Committee of the Board may delegate any authority or responsibility granted to the Plan Administrator hereunder to the Company or to any one or more of the officers of the Company to act on its behalf.

ARTICLE VII

AMENDMENT AND TERMINATION

7.1                                 Amendment.  The Board may amend or otherwise modify this Plan at any time, in its sole discretion, in whole or in part, either retroactively or prospectively, provided that no amendment or modification shall, with respect to credits awarded previously, negatively effect such credits.

7.2                                 Termination.  The Board may terminate this Plan, in its sole discretion, at any time without regard to the tax effect on any Participant or Beneficiary.  Written notification of such action shall be given to each Participant and Beneficiary of a deceased Participant.  Thereafter, no further allocations or credits shall be made under this Plan.  No later than six (6) months following the termination of this Plan, the Company shall pay to each Participant, and if applicable, the Beneficiary of a deceased Participant, in a single sum payment or in eighteen (18) or less monthly installments, as determined by the Company in its sole discretion, an amount equal to the unpaid vested balance of the Participant or deceased Participant, as applicable, based on the value of his/her Account as of the date established by the Company for the distribution.  In the event such amounts are paid in installments, the final installment shall also include a credit equal to simple interest at the rate of three (3%) percent compounded annually on the unpaid balance from time to time, which shall begin to accrue after the first installment is paid.

ARTICLE VIII

GENERAL PROVISIONS

8.1                                 Limitation of Rights.  The establishment of this Plan, any modification thereof, the creation of an account, or the payment of any benefit shall not be construed as giving any Participant, Beneficiary, or any other person whomsoever, any legal or equitable right against the Company, or the Plan Administrator, unless such right shall be specifically provided for in this Plan, or conferred by affirmative action of the Plan Administrator in accordance with the terms and provisions of this Plan, or as giving any Participant the right to be retained in the employment of the Company or any of its subsidiaries or affiliates.  Each Employee shall remain subject to discharge to the same extent as if this Plan had never been adopted.

8.2                                 No Right to Shareholder Rights.  Participation in the Incentive Plan or this Plan shall not give any Participant or other employee any rights whatsoever as a shareholder of the Company (including, but not limited to, voting rights, dividend or other distribution rights with respect to the Common Stock), and all such rights are hereby denied.

8.3                                 Construction of Plan.  This Plan shall be construed according to the laws of the State of Delaware, and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of Delaware without giving effect to principles of conflicts of laws, except where preempted by Federal law.

8.4                                 Severability.  Should any provision of this Plan or any procedures adopted thereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or procedures, unless such invalidity shall render impossible or impractical the functioning of this Plan and, in such case, the Company or the Plan Administrator, as applicable, shall immediately adopt a new provision or procedure to take the place of the one held illegal or invalid.

8.5                                 Heirs, Assigns and Personal Representatives.  This Plan shall be binding upon (a) the heirs, executors, administrators, and successors of each Participant and Beneficiary, present and future, and all persons for whose benefit there exists any approved domestic relations order with respect to any Participant and (b) the Company and any successor to the Company as a result of a statutory merger or any other form of reorganization of the business of the Company.

8.6                                 Lost Payees.  A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant or Beneficiary to whom payment is due, provided, however, that such benefit shall be reinstated, without interest, if a claim is made by the Participant or Beneficiary for the forfeited benefit within ninety (90) days of the date that the last payment to such Participant or Beneficiary would have been made.

8.7                                 Reliance on Data and Consents.  The Company, the Plan Administrator and all other persons or entities associated with the administration of this Plan may reasonably rely on the truth, accuracy and completeness of all data provided by a Participant and Beneficiary of a deceased Participant.  Furthermore, the Company, the Plan Administrator and all other persons or entities associated with the administration of this Plan may reasonably rely on all consents, elections and designations filed with this Plan by any Participant, Beneficiary of any deceased Participant, or the representatives of such persons, without duty to inquire into the genuineness of any such consent, election or designation.  None of the aforementioned persons or entities associated with the operation of this Plan shall have any duty to inquire into any such data, and all may rely on such data being current to the date of reference, it being the duty of each Participant and Beneficiary to advise the appropriate parties of any change in such data.

8.8                                 Titles and Headings.  The titles and headings of the Articles and Sections in this instrument are for convenience of reference only and, in the event of any conflict, the text rather than such titles or headings shall control.

8.9                                 Gender and Number.  Except if otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

8.10                           Notices.  Any notice or document relating to this Plan required to be given to or filed with the Plan Administrator or the Company shall be considered as given or filed if delivered or mailed by registered or certified mail, postage prepaid, to the Company.

8.11                           Waiver of Notice.  Any notice required under this Plan may be waived by the person entitled to notice.

8.12                           Effect on Other Employee Benefit Plans.  Any benefit paid or payable under this Plan shall not be included in the compensation of a Participant for purposes of computing benefits under any employee benefit plan maintained or contributed to by the Company, except as may otherwise be required under the terms of such employee benefit plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officers this 1st day of October, 2003.

ATTEST:		SPECIAL DEVICES, INCORPORATED

By:	/s/ JAMES E. REEDER	By:	/s/ THOMAS W. CRESANTE
Assistant Secretary
		Title:	President & CEO